Exhibit 10.119

BLUEGREEN CORPORATION

2011 LONG TERM INCENTIVE PLAN

(As amended and restated effective as of June 27, 2013)

1.           Purpose. The Bluegreen Corporation 2011 Long Term Incentive Plan (the “Plan”) is designed to provide certain members of senior management of Bluegreen Corporation (together with its successors and assigns, the “Company”) incentives that (i) are based on the achievement of certain financial targets and available free cash relating to the Covered Businesses and (ii) more closely align the interests of Shareholders and senior management by, among other things, providing senior management an opportunity to share in proceeds received by Shareholders in connection with a Liquidity Event as and when those proceeds are received by Shareholders. The ultimate purpose of the Plan is to motivate and retain senior management and to strengthen their commitment to the Company and its Covered Businesses by providing additional compensation in the form of bonus payments payable under, and subject to the terms and conditions of, the Plan and, in doing so, align the interests of senior management with the interests of the Shareholders.

2.	Administration.

2.1.        The Plan shall be administered by the Committee. The Committee shall have full authority (a) to designate who shall participate in the Plan, (b) to establish the Sharing Percentage for each Participant under the Plan, (c) to establish, amend and rescind the rules and regulations relating to the Plan, (d) to interpret the Plan and any rules and regulations established hereunder and (e) to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s administration of the Plan, including all rules and regulations, interpretations, selections, determinations, approvals, decisions, adjustments, revisions, amendments, exceptions, waivers, delegations and all other actions, shall be final, binding and conclusive on all Participants, the Company and all other persons having or claiming an interest in the Plan. Notwithstanding the foregoing, the Committee shall not take an action regarding the Plan for the sole purpose of reducing a payment that would have otherwise been made under the Plan to any Participant.

2.2.        The Committee may, any time prior to the final determination of payments in respect of any Performance Period adjust Cumulative Adjusted EBITDA or Cumulative Net Free Cash to reflect the impact of (a) specified corporate transactions, (b) special charges, (c) foreign currency effects, (d) accounting or tax changes, (e) other extraordinary or nonrecurring events and (f) the Company’s commencement of or engagement in Non-Covered Businesses. The Committee may also, in its discretion, establish the manner in which Adjusted EBITDA, Cumulative Target Adjusted EBITDA and Cumulative Net Free Cash and their component definitions will be measured against performance with respect to any Performance Period (including to reflect the Company’s commencement of or engagement in Non-Covered Businesses) and will endeavor to do so by the date which is 90 days after the commencement of the relevant Performance Period, and in any event while the performance relating to such targets remains substantially uncertain.

3.           Point System. With respect to each Performance Period there shall initially be 100 Points available to be allocated to Participants hereunder (the “Initial Point Cap”). Each “Point” is a notional unit representing a fractional interest in an LTIP Bonus Amount created hereunder. The Committee may allocate whole or fractional Points (or both) and shall be under no obligation to allocate all Points constituting the Initial Point Cap. With respect to any Performance Period, the Committee may increase the number of Points available to be allocated (but not beyond 120) through the issuance of additional Award Agreements pursuant to Section 4.2 that relate to newly issued Points. With respect to any Performance Period, the greater of 100 Points and the number of Points outstanding after the issuance of newly issued Points pursuant to Section 4.2 shall be referred to as the “Applicable Point Cap.” A Participant’s “Sharing Percentage” with respect to any Performance Period shall mean the number of Points allocated to that Participant for such Performance Period divided by the Applicable Point Cap, expressed as a percentage. In no event shall the allocation of Points result in Participants in the aggregate holding Sharing Percentages in excess of 100%, nor shall the number of Points allocated to any one Participant entitle that Participant to a Sharing Percentage in excess of 40%.

4.	Participation.

4.1.        Beginning of Performance Year Awards. Within the first 90 days of each Performance Period, the Committee shall prepare and deliver an Award Agreement to each individual designated to participate in the Plan for that Performance Period, unless such individual was already subject to an Award Agreement in a prior Performance Period, in which case, a letter addendum shall be provided to the individual stating the number of Points awarded to the individual for such Performance Period. To become a Participant in the Plan, an individual so designated must execute an Award Agreement and deliver it to the Company. The Award Agreement for a Participant shall state the number of Points allocated to such Participant for such Performance Period, which Points, once awarded, may not be reduced with respect to such Performance Period notwithstanding any provision of this Plan to the contrary.

4.2.        Mid-Performance Year Awards. With respect to any Performance Period, the Committee may deliver an Award Agreement at any time following the Initial Allocation Date to an individual (i) who was not employed by the Company on the Initial Allocation Date or (ii) if the capacity in which such individual is employed has changed since the Initial Allocation Date. Any Points allocated under any such Award Agreement may be newly issued Points or previously issued Points that were forfeited pursuant to Section 7, provided that no more than 20 newly issued Points in the aggregate may be allocated in any Performance Period.

5.	LTIP Bonus Amounts.

5.1.        Annual LTIP Bonus Amounts. At the end of each Performance Period other than any Performance Period that ends on or as of the month end immediately prior to the effective time of a Liquidity Event, a maximum aggregate annual bonus amount will be established by multiplying the Average Award Percentage by Cumulative Net Free Cash and subtracting from that result Cumulative Pre-Liquidity Event Award Redemptions (each, an “Annual LTIP Bonus Amount”). Notwithstanding the foregoing, if the calculation described in this Section 5.1 results in an amount less than $0, the Annual LTIP Bonus Amount for such Performance Period shall be $0.

5.2.        Interim LTIP Bonus Amounts. If, during any Performance Period, the Covered Businesses make a Distribution, the Committee shall, within 60 days following the date on which such Distribution is made (the “Distribution Date”), establish a maximum aggregate bonus amount by multiplying the Average Award Percentage by the amount of such Distribution (each, a “Interim LTIP Bonus Amount”). Each Interim LTIP Bonus Amount shall be paid within 30 days of such amount being established by the Committee, or, with respect to any Interim LTIP Bonus Amount payable with respect to Distributions made in calendar year 2013 prior to the adoption of this amended and restated Plan, within 30 days of the adoption of this amended and restated Plan. Notwithstanding the foregoing, the Committee may choose to defer payment in whole or in part of an Interim LTIP Bonus Amount (other than any Interim LTIP Bonus Amounts payable with respect to Distributions made in calendar year 2013 prior to the adoption of this amended and restated Plan) if, in its judgment after taking into account the Company’s current and projected liquidity position and outlook and any other factors it deems relevant, it determines, in consultation with the Chief Executive Officer of the Covered Businesses, that payment of any portion of an Interim LTIP Bonus Amount within 30 days of its establishment would be imprudent. For the avoidance of doubt, (i) the creation of an Interim LTIP Bonus Amount shall not preclude, affect or delay the creation of an Annual LTIP Bonus Amount for the Performance Period within which such Interim LTIP Bonus Amount was created, and (ii) to the extent the Committee determines to defer payment of any portion of an Interim LTIP Bonus Amount, the amount of the deferred payments shall be included in the definition of Cumulative Net Free Cash for purposes of calculating any LTIP Bonus Amounts otherwise payable thereafter and shall not be included in Cumulative Pre-Liquidity Event Award Redemptions until such time as such payments are actually received by the applicable Participants.

5.3.        Liquidity Event Bonus Amount. Upon a Liquidity Event, a maximum aggregate bonus amount will be established by multiplying the Average Award Percentage by any excess of the Realization Value over the Base Value (the “Liquidity Event Bonus Amount”). Notwithstanding the foregoing, if the calculation described in this Section 5.3 results in an amount less than $0, the Liquidity Event Bonus Amount shall be $0.

5.4.        Undistributed Amounts. Any portion of an LTIP Bonus Amount that is not distributable to Participants because the sum of the Sharing Percentages or Average Sharing Percentages in respect of such LTIP Bonus Amount is less than 100% shall be forfeited and no Participant shall have any right to any such portion.

6.	Level of Participation in LTIP Bonus Amounts.

6.1.        Annual LTIP Bonus Amounts. Subject to Sections 7 and 8, each Participant shall be entitled to a payment from each Annual LTIP Bonus Amount in an amount equal to such Participant’s Sharing Percentage of such Annual LTIP Bonus Amount.

6.2.        Interim LTIP Bonus Amounts. Subject to Sections 7 and 8, each Participant shall be entitled to a payment from each Interim LTIP Bonus Amount in an amount equal to such Participant’s Sharing Percentage of such Interim LTIP Bonus Amount.

6.3.        Liquidity Event Bonus Amount. Subject to Sections 7 and 8, each Participant shall be entitled to a payment from the Liquidity Event Bonus Amount in an amount equal to such Participant’s Average Sharing Percentage of such Liquidity Event Bonus Amount.

7.	Entitlement to Payment.

7.1.        Active Employment; Compliance with Award Agreement. Notwithstanding anything herein to the contrary, no Participant shall have any right to receive any portion of (i) any Annual LTIP Bonus Amount or any Interim LTIP Bonus Amount if such Participant has experienced a Separation from Service with the Company for any reason on or before the date on which the applicable Annual LTIP Bonus Amount or Interim LTIP Bonus Amount is paid; (ii) any Liquidity Event Bonus Amount if such Participant has experienced a Separation from Service with the Company for any reason before the effective time of the Liquidity Event or (iii) any Annual LTIP Bonus Amount, Interim LTIP Bonus Amount or Liquidity Event Bonus Amount if such Participant has breached the terms of his or her Award Agreement prior to the payment of any such bonus amount.

7.2.        Death or Disability. Notwithstanding Section 7.1, if the Participant experiences a Separation from Service on account of his or her death or Disability (i) after the end of the applicable Performance Period with respect to an Annual LTIP Bonus Amount (but before payment of such Annual LTIP Bonus Amount), or (ii) on or after the Company has entered into and the Board of Directors has approved an agreement or contract specifically related to and within 12 months thereof resulting in a Liquidity Event (with respect to a Liquidity Event Bonus Amount), then such LTIP Bonus Amount will be payable notwithstanding such Participant’s Separation from Service. In addition, notwithstanding Section 7.1, if the Participant experiences a Separation from Service on account of his or her death or Disability (x) on or after a Distribution Date but before the end of the applicable Performance Period in which the Distribution Date occurs, then the applicable portion of the Interim LTIP Bonus Amount will be payable on or before March 15 of the year following the year in which the Distribution Date occurs, or (y) on or after a Distribution Date but on or after the end of the applicable Performance Period in which the Distribution Date occurs, then the applicable portion of the Interim LTIP Bonus Amount will be payable on or before June 30 of the calendar year following the calendar year in which the Distribution Date occurs, in each case provided that the Committee does not exercise its discretion to defer payment of any portion of any Interim LTIP Bonus Amount, in which case such deferred amount will be forfeited unless a Participant qualifies for the treatment specified in clause (i) of the first sentence of this Section 7.2.

7.3.        Forfeitures. If a Participant forfeits all or any portion of the Participant’s rights to payment of any portion of any LTIP Bonus Amount pursuant to Section 7.1, Section 7.2 or for any other reason, such Participant’s interest in such LTIP Bonus Amount shall revert to the Company. No Participant shall have any right to or interest in any amounts that would have been payable to any other Participant under the Plan if such amounts are forfeited by such other Participant or otherwise not paid to such other Participant for any reason.

8.	Form and Timing of Payment.

8.1.        Form. Payments to Participants from any LTIP Bonus Amount shall be in the following forms, in each case less any required withholding of taxes:

8.1.1.       In the case of payments in respect of an Annual LTIP Bonus Amount, cash payable in a single lump sum.

8.1.2.       In the case of payments in respect of an Interim LTIP Bonus Amount, cash payable in a single lump sum if the Committee does not exercise its discretion to defer payment of any portion and, in the case of any deferred portion, cash payable in a single lump sum in conjunction and simultaneous with the next scheduled Annual LTIP Bonus Amount.

8.1.3.       In the case of payments from a Liquidity Event Bonus Amount, in the same form of consideration, in the same ratios and on the same terms as the consideration received by the Company or the Shareholders, as applicable, in connection with the Liquidity Event; provided that, to the extent cash distributions from such Liquidity Event Bonus Amount are insufficient, after taking into account any income or employment taxes withheld “at the source” from such amounts, to pay what the Committee reasonably estimates to be each Participant’s federal, state and local income, employment and excise tax obligation (if any) with respect to the Liquidity Event Bonus Amount, the amount of any such insufficiency shall be distributed to each affected Participant in cash when such amounts would have otherwise been distributed pursuant to Section 8.2.2 and deducted from the non-cash consideration otherwise distributable to such Participant.

8.2.        Timing.

8.2.1.       Participants shall not receive payments from any Annual LTIP Bonus Amount until (a) the calculation of the amount of the payments themselves and all other calculations ancillary to the calculation of such payments have been audited and verified by an outside third party retained by the Committee, (b) the distribution of payments has been finally authorized by the Board of Directors of the Company (the “Board”) or, if so designated by the Board, the Committee and (c) each individual award to be paid to Participants has been formally ratified and certified by the Committee in writing. The Committee shall be required to take the actions described in the foregoing clauses (a), (b) and (c), and payment of the Annual LTIP Bonus Amount shall be paid, by no later than June 30 of the calendar year following the Performance Period to which the performance relates.

8.2.2.       Participants shall not receive payments from any Interim LTIP Bonus Amount until the distribution of payments has been authorized by the Board or, if so designated by the Board, the Committee, as provided for in Section 5.2, but in no event later than the earlier of (x) the date on which the Annual LTIP Bonus Amount has been paid for the Performance Period in which the Distribution Date occurs, and (y) the effective time of a Liquidity Event. See Section 7.2 for a special timing rule related to payment of an Interim LTIP Bonus Amount with respect to Participants who have died or become Disabled following the Distribution Date.

8.2.3.       Participants shall receive consideration from a Liquidity Event Bonus Amount at the same time consideration in respect of the Liquidity Event is delivered to Shareholders.

8.3.        Clawback.

8.3.1.          In addition to the authority to require reimbursement under applicable law of amounts paid under the Plan, the Committee has the sole and absolute authority to require that each Participant reimburse the Company for all or any portion of amounts paid from an Annual LTIP Bonus Amount or Interim LTIP Bonus Amount if, during the three-year period starting on the date of payment with respect to the relevant Annual LTIP Bonus Amount or Interim LTIP Bonus Amount, there is an audit or other re-examination of the accounting and calculations that results in a material restatement of the Covered Businesses’ combined financial statements or similar accounting treatment, which material restatement was caused by accounting error, financial reporting error, fraud, misrepresentation or similar circumstances determined in the Committee’s discretion, and would have resulted in an Annual LTIP Bonus Amount or Interim LTIP Bonus Amount that is less than 95% of the original Annual LTIP Bonus Amount or Interim LTIP Bonus Amount. Amounts paid to Participants from an Annual LTIP Bonus Amount or Interim LTIP Bonus Amount that would not have been paid based on such restatement are referred to herein as “Overpayments.” For the avoidance of doubt, the Committee may determine that any such Overpayment shall constitute the gross, pre-tax amount that has been overpaid. If reimbursement is required pursuant to this Section 8.3, the Company will first debit any Overpayments from all future amounts payable to the Participant under the Plan; provided that if the Committee reasonably determines in good faith that no further amounts are likely to be paid pursuant to the Plan sufficient to recover all Overpayments, it may require reimbursement by the Participant of such determined insufficiency of Overpayments at such time, to the extent permitted under applicable law. If such material restatement would have resulted in an Annual LTIP Bonus Amount or Interim LTIP Bonus Amount that is more than 105% of the original Annual LTIP Bonus Amount or Interim LTIP Bonus Amount (referred to herein as “Underpayments”), then such Underpayments will be paid in cash in a lump sum to the extent of positive Cumulative Net Free Cash in any future Performance Period (after deducting any Annual LTIP Bonus Amounts or Interim LTIP Bonus Amount payable in respect of such Performance Period) to the individuals who were Participants with respect to the relevant Performance Period, subject to Section 7.1.

8.3.2.       Any Participant who has received payment in respect of an Interim LTIP Bonus Amount shall be required to repay to the Company the net after tax amount of such payment if such Participant’s employment terminates for any reason (other than such Participant’s death or Disability) or such Participant breaches his or her Award Agreement before the earlier of (i) date on which Annual LTIP Bonus Amounts are paid with respect to the Performance Period in which such Interim LTIP Bonus Amount was paid, or (ii) the occurrence of a Liquidity Event.

9.           Effect of Change in Control. Upon a Change in Control, notwithstanding any other provision of the Plan: (a) the Committee (or its successor) in consultation with Participants holding a majority of the Average Sharing Percentages shall take such action as it deems necessary in good faith to equitably adjust the applicable performance targets under the Plan to reflect the effects (if any) of the transaction or transactions resulting in the Change in Control on the Covered Businesses; (b) except to the extent provided in the foregoing clause (a), as is required to comply with applicable laws, or as consented to by Participants holding a majority of the Average Sharing Percentages, the Committee (or its successor) shall be prohibited from amending or terminating the Plan (including any Award Agreement); (c) the Committee shall not add or remove activities from the Covered Businesses without the consent of Participants holding a majority of the Average Sharing Percentages; provided that if such Participants do not consent to any such addition or removal, the Committee may elect to have the dispute resolved by an independent party by following the procedures set forth in subsection (h) below; (d) for so long as a Participant has not experienced a Separation from Service, such Participant’s Sharing Percentage for any Performance Period during the remainder of the Annual LTIP Plan Term shall not be less than such Participant’s Sharing Percentage as of the effective time of such Change in Control; (e) the Applicable Point Cap shall remain the Applicable Point Cap for the remainder of the Annual LTIP Plan Term; (f) if a Liquidity Event has not occurred by the end of the Annual LTIP Plan Term, for so long as such Participant has not experienced a Separation from Service, each Participant’s Average Sharing Percentage until a Liquidity Event occurs shall not be less than such Participant’s Average Sharing Percentage as of the last day of the Annual LTIP Plan Term; (g) the Committee (or its successor) shall not establish a Base Cash Balance for any Performance Period occurring after the Change in Control that is more than 20% in excess of the Base Cash Balance established in respect of the Performance Period in which the Change in Control occurs, unless the Chief Executive Officer and Chief Financial Officer are Participants and consent or, if both are not Participants, the two highest ranking Participants consent; (h) if Participants holding a majority of the Average Sharing Percentages dispute the Committee’s determination of Fair Market Value or Realization Value in good faith, Fair Market Value or Realization Value as applicable shall be determined by an independent party mutually selected by such Participants and the Committee within seven days of the Committee’s determination; if such Participants and the Committee cannot mutually agree on the selection of an independent party, such Participants and the Committee shall each separately select an independent party within seven days of their disagreement, which independent parties will themselves select a third independent party to make such determinations, with the cost of all such independent parties to be borne by the Company; (i) the Company shall cease to have discretion over the deferral of Interim LTIP Bonus Amounts and any previously deferred Interim LTIP Bonus Amounts shall be paid within 15 days of such Change in Control; and (j) if the Company terminates the services of any Participant for the primary purpose of preventing such Participant from becoming entitled to any specific future payment under this Plan, then such terminated Participant shall nevertheless remain entitled to such specific payment.

10.	Definitions.

10.1.      “Adjusted EBITDA” for any accounting period shall mean, without duplication, the Covered Businesses’ combined Income (Loss) (but, in all cases, excluding combined Income (Loss) of Bluegreen Communities), plus for the same accounting period the sum of: (a) Other Interest Expense; (b) Provision (Benefit) For Income Taxes; (c) Depreciation and Amortization; (d) Stock Compensation Expense; (e) Non-Cash Legacy Asset Impairment Charges; and (f) LTIP Expense; less for the same accounting period the sum of (x) Other Interest Income and (y) Recoveries.

10.2.      “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise.

10.3.      “Annual LTIP Bonus Amount” shall have the meaning set forth in Section 5.1.

10.4.      “Annual LTIP Plan Term” shall mean the period commencing on January 1, 2011 and ending on December 31, 2015; provided, however, that if a Liquidity Event occurs prior to December 31, 2015, the Annual LTIP Plan Term shall end upon the effective time of the Liquidity Event.

10.5.      “Applicable Point Cap” shall have the meaning set forth in Section 3.

10.6.      “Average Award Percentage” with regard to the computation of an Annual LTIP Bonus Amount or Liquidity Event Bonus Amount as of any measurement date, shall mean 8% multiplied by the Cumulative Adjusted EBITDA Ratio as of such measurement date and, with regard to the computation of an Interim LTIP Bonus Amount, the Average Award Percentage used in the computation of the last Annual LTIP Bonus Amount as then approved by the Committee pursuant to Section 8.2.1.

10.7.      “Average Sharing Percentage” shall mean, with respect to any Participant, the sum of the Participant’s Sharing Percentages as of the end of each Performance Period ending on or before the effective time of a Liquidity Event divided by the number of Performance Periods that have ended on or before the effective time of a Liquidity Event. For the avoidance of doubt, if a Participant was not an employee of the Company with respect to any Performance Period, or if a Participant was an employee but did not receive an Award Agreement with respect to any Performance Period, his or her Sharing Percentage with respect to such Performance Period shall be treated as 0% for purposes of the foregoing calculation.

10.8.      “Award Agreement” shall mean the agreement that sets forth the number of Points awarded to a Participant with respect to any Performance Period, as well as such additional terms and conditions as the Committee shall determine, including restrictions regarding the Participant’s solicitation of the Company’s customers and employees and on the Participant’s use of Company confidential or proprietary information.

10.9.      “Base Cash Balance” shall mean such dollar amount as the Committee shall establish within the first 90 days of such Performance Period in consultation with the Chief Executive Officer and Chief Financial Officer of the Covered Businesses.

10.10.    “Base Value” shall mean $100 million plus any additional cash contributed or transferred to the Covered Businesses after January 1, 2011 that is in the nature of an equity investment.

10.11.    “beneficially own” shall have the meaning given to such term under Rule 13d-3 promulgated under the Exchange Act.

10.12.    “Board” shall have the meaning set forth in Section 8.2.1.

10.13.    “Change in Control” shall mean that the Effective Date Control Shareholder or its Affiliates cease to beneficially own, directly or indirectly, outstanding voting securities of the Company that entitle it to elect at least a majority of the members of the Board.

10.14.    “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

10.15.    “Committee” shall mean the Compensation Committee of the Board.

10.16.    “Company” shall have the meaning set forth in Section 1 and the Company itself is not a Covered Business.

10.17.    “Company Liquidity Event” shall mean (a) a sale, transfer, assignment or other disposition of Common Stock by one or more Shareholders in a single transaction or series of related transactions following which the Shareholders immediately before such transaction or series of transactions no longer beneficially own, directly or indirectly, immediately following such transaction or series of transactions at least ten percent (10%) of the combined voting power of the outstanding voting securities of the Company; (b) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”) in which the Shareholders immediately before such Merger do not beneficially own, directly or indirectly, immediately following such Merger at least ten percent (10%) of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction or any parent of such corporation; or (c) the sale of substantially all of the assets of the Company to one or more Persons (other than the Effective Date Control Shareholder or any of its Affiliates or any Affiliate of the Company).

10.18.    “Common Stock” shall mean the common stock, par value $0.01, of the Company, and any securities into or for which such stock is converted or exchanged.

10.19.    “Covered Businesses” shall mean (a) all of the Company’s businesses and operations engaged in as of the Effective Date and (b) any other Company businesses or operations that are (x) managed at any time by any individuals who were Participants in the Plan as of the Plan’s first Initial Allocation Date and (y) designated by the Committee as such after consulting with Participants holding a majority of the Average Sharing Percentages, regardless of whether such businesses are operated as separate divisions or subsidiaries of the Company.

10.20.    “Covered Businesses Liquidity Event” shall mean (a) a sale, transfer, assignment or other disposition of capital stock or equivalent securities of the legal entities constituting the Covered Businesses by the Company or one or more Shareholders in a single transaction or series of related transactions following which the Company and/or the Shareholders immediately before such transaction or series of transactions no longer beneficially own, directly or indirectly, immediately following such transaction or series of transactions at least ten percent (10%) of the combined value of the outstanding capital stock or equivalent securities of the legal entities constituting the Covered Businesses; (b) a merger, consolidation or reorganization with or into the legal entities constituting the Covered Businesses or in which securities of the legal entities constituting the Covered Businesses are issued (a “Covered Businesses Merger”) in which the Company and/or the Shareholders immediately before such Covered Businesses Merger do not beneficially own, directly or indirectly, immediately following such Covered Businesses Merger at least ten percent (10%) of the combined voting power of the outstanding voting securities of the corporation(s) resulting from such transaction or any parent of such corporation(s); or (c) the sale of substantially all of the assets of the Covered Businesses to one or more Persons (other than the Effective Date Control Shareholder or any of its Affiliates or any Affiliate of the Company).

10.21.    “Cumulative Adjusted EBITDA” as of any measurement date shall mean the sum of Adjusted EBITDA for all accounting periods commencing on January 1, 2011 and ending on such measurement date.

10.22.    “Cumulative Adjusted EBITDA Ratio” as of any measurement date shall mean the ratio of Cumulative Adjusted EBITDA as of such measurement date to Cumulative Target Adjusted EBITDA as of such measurement date expressed as a percentage, unless (a) such ratio is in excess of 125%, in which case the Cumulative Adjusted EBITDA Ratio shall equal 125%; or (b) such ratio is less than 80%, in which case the Cumulative Adjusted EBITDA Ratio shall equal 0%.

10.23.    “Cumulative Distributions” as of any measurement date shall mean, for the period commencing on January 1, 2011 and ending on such measurement date, the aggregate amount of Distributions.

10.24.    “Cumulative Net Free Cash” as of any measurement date shall mean unrestricted cash and cash equivalents on the Covered Businesses’ combined balance sheet as of such measurement date determined in accordance with GAAP, plus the sum of (a) Cumulative Distributions and (b) Cumulative Pre-Liquidity Event Award Redemptions, less the sum of (y) unrestricted cash and cash equivalents on the balance sheet of Bluegreen/Big Cedar Vacations, LLC as of such measurement date and (z) the Base Cash Balance. As of January 1, 2011, Cumulative Net Free Cash will be treated as if it had been $0. To the extent any amount of Cumulative Net Free Cash is used as a component of calculating the amount of any Annual LTIP Bonus Amount paid hereunder, such amount of Cumulative Net Free Cash (net of the Annual LTIP Bonus Amount associated with such amount) shall be transferred from the Covered Businesses to the Non-Covered Businesses if such amount was not previously a Distribution.

10.25.    “Cumulative Pre-Liquidity Event Award Redemptions” as of any measurement date shall mean the aggregate amount of cash payments to all Participants pursuant to the Plan for the period commencing on January 1, 2011 and ending on such measurement date.

10.26.    “Cumulative Target Adjusted EBITDA” shall mean a combined amount established for the Covered Businesses with respect to each calendar year end occurring during the Annual LTIP Plan Term approved by the Committee in consultation with the Chief Executive Officer of the Covered Businesses no later than 90 days following the beginning of each such calendar year; provided that with respect to any Performance Period that is less than a full calendar year, Cumulative Target Adjusted EBITDA shall be the amount that was approved by the Committee in consultation with the Chief Executive Officer of the Covered Businesses with respect to the previous December 31, plus the budgeted Adjusted EBITDA through the most recently completed calendar month in accordance with the budget for that year as approved by the Committee in consultation with the Chief Executive Officer of the Covered Businesses.

10.27.    “Depreciation and Amortization” for any accounting period shall mean the combined depreciation and amortization for the Covered Businesses, determined in accordance with GAAP, excluding amortization of debt issuance costs for such accounting period, if such amortization is also included in Other Interest Expense.

10.28.    “Disability” shall mean that the Participant is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which the Participant participates, or, if there is no such plan, the Participant’s inability, due to physical or mental health, to perform the essential functions of the Participant’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

10.29.    “Distribution” shall mean any duly authorized transfer from the Covered Businesses to the Non-Covered Businesses.

10.30.    “Distribution Date” shall have the meaning set forth in Section 5.2.

10.31.    “Effective Date” shall mean the date on which this Plan is adopted by the Board.

10.32.    “Effective Date Control Shareholder” shall mean any Person that directly or indirectly beneficially owns at least a majority of the Company’s Common Stock as of the Effective Date.

10.33.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

10.34.    “Fair Market Value” shall mean with respect to any asset the value assigned to such asset in good faith by the Committee.

10.35.    “Family Trust” shall have the meaning set forth in Section 11.1.

10.36.    “GAAP” shall mean United States generally accepted accounting principles.

10.37.    “Income (Loss)” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Net Income (Loss)” or its equivalent, on the Covered Businesses’ combined statement of income (or combined statement of operations, as applicable) prepared in accordance with GAAP. For avoidance of doubt, such amount is meant to reflect the Covered Businesses’ combined income or loss for such accounting period after income tax, but before (a) net income (or loss) attributable to Bluegreen Communities; and (b) net income (or loss) attributable to non-controlling interest.

10.38.    “Initial Allocation Date” shall mean, with respect to any Performance Period, the date on which the Committee first determines to make awards to Participants pursuant to the terms of the Plan.

10.39.    “Initial Point Cap” shall have the meaning set forth in Section 3.

10.40.    “Liquidity Event” shall mean a Company Liquidity Event or a Covered Businesses Liquidity Event. Notwithstanding the foregoing, a Liquidity Event shall be deemed to have occurred only if such Liquidity Event constitutes a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation,” each within the meaning of Section 409A.

10.41.    “Liquidity Event Bonus Amount” shall have the meaning set forth in Section 5.3.

10.42.    “LTIP Bonus Amount” shall mean any Annual LTIP Bonus Amount, Interim LTIP Bonus Amount or Liquidity Event Bonus Amount.

10.43.    “LTIP Expense” for any accounting period shall mean the aggregate expense incurred in such accounting period in accordance with GAAP for the Plan.

10.44.    “Non-Cash Legacy Asset Impairment Charges” for any accounting period after January 1, 2011, shall mean, without duplication, the sum of non-cash charges in accordance with GAAP included in the Covered Businesses’ combined statement of income (or statement of operations, as applicable) resulting from: (a) write-downs in the carrying value of any of Bluegreen Communities’ assets; (b) write-downs in the carrying value of the Covered Businesses’ VOI inventory (including completed VOIs, work-in-process and land), if such inventory relates to a resort location acquired or developed by the Company prior to January 1, 2009; (c) write-downs of the carrying value of the Covered Businesses’ property and equipment, if such property and equipment was acquired or developed prior to January 1, 2009; (d) increases to the allowance for loan losses or other write-downs related to the Covered Businesses’ notes receivable, if such allowance for loan losses or other write-downs relate to notes receivable which were originated prior to January 1, 2009. Notwithstanding the foregoing, any write-downs related to Bluegreen Communities will not be included in Non-Cash Legacy Asset Impairment Charges.

10.45.    “Non-Covered Businesses” shall mean any activities engaged in by the Company other than the Covered Businesses.

10.46.    “Other Interest Expense” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Interest Expense,” or its equivalent, on the Covered Businesses’ combined statement of income (or combined statement of operations, as applicable) prepared in accordance with GAAP, less the aggregate amount of interest expense incurred on the Covered Businesses’ receivable-backed notes payable for such accounting period.

10.47.    “Other Interest Income” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Interest Income,” or its equivalent, on the Covered Businesses’ combined statement of income (or combined statement of operations, as applicable) prepared in accordance with GAAP, less the aggregate amount of interest income incurred on the Covered Businesses’ notes receivable for such accounting period.

10.48.    “Overpayments” shall have the meaning set forth in Section 8.3.

10.49.    “Participant” shall mean an individual who (i) is designated as such by the Committee, (ii) is an employee of the Company or any of its Affiliates, (iii) is actively involved in the management of the Covered Businesses; (iv) is in good standing; and (v) has signed an Award Agreement.

10.50.    “Performance Period” shall mean each full calendar year during the Annual LTIP Plan Term; provided that with respect to the calendar year during which a Liquidity Event occurs, the Performance Period shall be the period commencing on January 1 of such year and ending on the last day of the most recently completed full calendar month occurring on or before the effective time of the Liquidity Event.

10.51.    “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

10.52.    “Plan” shall have the meaning set forth in Section 1.

10.53.    “Point” shall have the meaning set forth in Section 3.

10.54.    “Provision (Benefit) for Income Taxes” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Provision (Benefit) For Income Taxes,” or its equivalent, on the Covered Businesses’ combined statement of income (or combined statement of operations, as applicable) prepared in accordance with GAAP, plus franchise tax expense for such accounting period, without duplication.

10.55.    “Realization Value” shall mean, with respect to a Covered Businesses Liquidity Event, the aggregate value of all consideration received by the Company and the Shareholders in connection with the Covered Businesses Liquidity Event and, with respect to a Company Liquidity Event, the aggregate value of all consideration received by the Shareholders in connection with the Company Liquidity Event that is attributable to the Covered Businesses. The Realization Value shall be calculated in United States dollars with any non-dollar amounts converted into U.S. dollars at the prevailing spot rate on the date of the Liquidity Event. Securities received in connection with the Liquidity Event shall be valued at their Fair Market Value as of the date on which the Liquidity Event occurs.

10.56.    “Recoveries” for any accounting period shall mean, without duplication, the sum of incremental profits recognized in accordance with GAAP included in the Covered Businesses’ combined statement of income (or statement of operations, as applicable) (a) resulting solely from the previous recognition of Non-Cash Legacy Asset Impairment Charges and (b) related to (i) the reversal of inventory reserves related to the carrying value of Bluegreen Communities’ assets; (ii) the reversal of inventory reserves related to the carrying value of the Covered Businesses’ VOI inventory; (iii) gains on the sale of the Covered Businesses’ property and equipment; and (iv) gains on the sale of the Covered Businesses’ notes receivable. Notwithstanding the foregoing, any profits of Bluegreen Communities will not be included in Recoveries.

10.57.    “Section 409A” shall mean Section 409A of the Code and the regulations issued thereunder.

10.58.    “Separation from Service” shall have the meaning given to such term under the default rules set forth in Chapter 29 United States Code of Federal Regulations § 1.409A-1(h).

10.59.    “Shareholders” shall mean holders of Common Stock and their Affiliates.

10.60.    “Sharing Percentage” shall have the meaning set forth in Section 3.

10.61.    “Interim LTIP Bonus Amount” shall have the meaning set forth in Section 5.2.

10.62.    “Stock Compensation Expense” for any accounting period shall mean the amount for such accounting period disclosed with the caption “Non-cash stock compensation expense,” or its equivalent, on the Covered Businesses’ combined Statement of Cash Flows.

10.63.    “Underpayments” shall have the meaning set forth in Section 8.3.

10.64.    “VOI” shall mean vacation ownership interest.

11.	Miscellaneous.

11.1.      Nontransferability. A Participant may not sell, transfer, encumber, pledge, hypothecate or otherwise dispose of his or her rights under the Plan other than (a) by will or by the laws of descent and distribution or (b) with the consent of the Committee, (i) to members of the Participant’s immediate family, (ii) to trusts solely for the benefit of immediate family members (a “Family Trust”) or (iii) to partnerships in which immediate family members and/or Family Trusts are the only partners.

11.2.      No Right to Continued Employment. Nothing in the Plan shall be interpreted or construed to confer upon a Participant any right with respect to continuance of employment by the Company, nor shall the Plan interfere in any way with the right of the Company to terminate a Participant’s employment at any time.

11.3.      Unfunded Status. The Plan shall be unfunded. No Person shall be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment hereunder.

11.4.      Code Sections 409A and 280G.

11.4.1.     The portion of the Plan relating to Annual LTIP Bonus Amounts and Interim LTIP Bonus Amounts and all payments pursuant thereto are intended to qualify as “short term deferrals” for purposes of Section 409A. The portion of the Plan relating to the Liquidity Event Bonus amount is intended to comply with Section 409A. The Plan, and any deferrals of compensation that may result hereunder, shall be administered, interpreted and construed in a manner consistent with Section 409A and the foregoing intent. Similarly, the Company will use commercially reasonable efforts to cause any consideration payable to the Shareholders in connection with a Liquidity Event to be structured and administered in a manner consistent with Section 409A and the foregoing intent. Notwithstanding the foregoing, the Company shall remain free to exercise its full discretion and business judgment in negotiating the terms of a Liquidity Event and does not guarantee the tax treatment of any compensation or benefits hereunder, whether pursuant to the Code, state or local tax laws and regulations.

11.4.2.     To the extent that any of the payments and benefits provided for under this Plan together with any payments or benefits under any other agreement or arrangement between the Company and any Participant would constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Company will use its commercially reasonable efforts to preclude any such payment or benefit from being subject to the excise tax imposed pursuant to Section 4999 of the Code, which for the avoidance of doubt may, if the Company chooses to do so, include seeking Shareholder consent to such payments or benefits in the manner prescribed in the Treasury Regulations under Section 280G of the Code.

11.4.3.     Notwithstanding the foregoing provisions of this Section 11.4, the Company shall remain free to exercise its full discretion and business judgment in administering payments under the Plan and other compensation and benefit programs and does not guarantee the tax treatment of any compensation or benefits hereunder, whether pursuant to the Code, state or local tax laws and regulations.

11.5.      Amendment and Termination of the Plan. Except to the extent expressly provided herein, the Committee may terminate the Plan at any time and, at any time and from time to time, amend, modify or suspend the Plan. The portion of the Plan relating to Annual LTIP Bonus Amounts and Interim LTIP Bonus Amounts shall terminate without further action following the last payment of any Annual LTIP Bonus Amount due hereunder. The portion of the Plan relating to the Liquidity Event Bonus Amount shall continue in effect until the last payment of any Liquidity Event Bonus Amount due hereunder or until the Plan is terminated or amended to the extent permitted herein.

11.6.      Severability. Should any provision of the Plan be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of the Plan shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.7.      No Partnership Rights. It is not intended that any Participant in the Plan be treated as partner in a partnership for federal income tax purposes by virtue of his or her participation in the Plan, and the terms of the Plan shall be interpreted consistently therewith.

11.8.      Governing Law. The validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Florida without giving effect to the conflicts of laws principles thereof.

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